Code of Ethics

Keeley-Teton Advisors, LLC (“Keeley-Teton”)

KEELEY FUNDS

(Effective February 19, 2021)

The Code of Ethics applies to each Registered Investment Advisor and/or Investment Company or series thereof (each of which is considered to be a Company for this purpose) for which any of the Companies listed above presently or hereafter provides investment advisory services.

INTRODUCTION

This Code of Ethics establishes rules of conduct for persons who are associated with the companies named above or with the registered investment companies for which such companies provide investment advisory services. The Code governs their personal investment and other investment-related activities.

The basic rule is very simple: we all have a fiduciary duty to put the client’s interests first. In particular, you are reminded that investment opportunities must be offered first to clients before the firms or staff may act on them. This is one of the important objectives that the procedures set forth in this Code are intended to accomplish. The rest of the rules elaborate this principle. Some of the rules are imposed specifically by law. For example, the laws that govern investment advisers specifically prohibit fraudulent activity, making statements that are not true or that are misleading or omit something that is significant in the context and engaging in manipulative practices. These are general words, of course, and over the years the courts, the regulators and investment advisers have interpreted these words and established codes of conduct for their employees and others who have access to their investment decisions and trading activities. Indeed, the rules obligate investment advisers to adopt written rules that are reasonably designed to prevent the illegal activities described above and must follow procedures that will enable them to prevent such activities.

The purpose of this Code is to reinforce and enhance the long-standing commitment of the firms to the highest standards of ethical business conduct. Our business depends on our reputation for integrity and principled business conduct, and this reputation, in turn, depends on the day-to-day actions of every staff member. Accordingly, we must avoid conflicts of interest, which may occur when your private interests interfere in any way, or even appear to interfere, with the interests of the firms or its clients. A conflict situation can arise when you take actions or have interests that make it difficult for you to perform your work objectively and effectively. Your obligation to conduct the firms’ business in an ethical manner includes the ethical handling of actual or apparent conflicts of interest between personal and business relationships, including full disclosure of such conflicts. Each staff member is responsible for conducting himself or herself in a lawful, honest and

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ethical manner at all times, and in accordance with all laws, rules and regulations applicable to our business, including this Code and all other internal policies and procedures adopted by the firms.

This Code is intended to assist the companies in fulfilling their obligations under the law. The first part lays out who the Code applies to, the second part deals with personal investment activities, the third part deals with other sensitive business practices, and subsequent parts deal with reporting and administrative procedures.

The Code is very important to the Companies and their staff members. Violations can not only cause the Companies embarrassment, loss of business, legal restrictions, fines, and other punishments, but for staff members, can lead to demotion, suspension, firing, ejection from the securities business, and very large fines.

I.	Applicability

A.	The Code applies to each of the following:

1.

The Companies named or described at the top of page one of the Code and all entities that are under common management with these Companies or otherwise agree to be subject to the Code (“Affiliates”). A listing of the Affiliates, which is periodically updated, is attached as Exhibit A.

2.

Any officer, director or employee of any Company, Affiliate or Fund Client (as defined below) whose job regularly involves him/her in the investment process. This includes the formulation and making of investment recommendations and decisions, the purchase and sale of securities for Clients and the utilization of information about investment recommendations, decisions and trades. Due to the manner in which the Companies and the Affiliates conduct their business, every employee should assume that he is subject to the Code unless the Compliance Officer specifies otherwise.[1]

3.

With respect to all of the Companies, Affiliates and Fund Clients, any natural person who Controls any of the Companies, Affiliates or Fund Clients and who obtains information regarding the Companies’ or the Affiliates’ investment recommendations or decisions. However, a person whose Control arises only as a result of his or her official position with such entity is excluded. Disinterested directors of Fund Clients and Independent Directors, for example, are excluded from coverage under this item.

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1Consultants, interns and part-time employees are subject to the restrictions and reporting requirements of personal investment activities promulgated under the Code.

B.	Definitions

1.	Access Persons. The (i) Companies, (ii) the persons described in items (A)2 and (A)3 above and (iii) such person’s Immediate Family.

2.

Access Person Account. Other than Client Accounts, includes all advisory, brokerage, trust or other accounts over which one or more Access Persons has (i) a substantial proportionate economic interest or (ii) Control. Control is defined as having investment and/or trade discretion over the account.

A substantial proportionate economic interest will generally be 25% of the equity in the account in the case of any single Access Person or 25% of the equity in the account in the case of all Access Persons in the aggregate.

As an exception, accounts in which one or more Access Persons and/or their immediate family have a substantial proportionate interest which are managed by an investment adviser who has no affiliation with the Companies and with respect to which no Access Person has, in the judgment of the Compliance Officer after reviewing the terms and circumstances, any direct or indirect influence or control over the investment or portfolio execution process are not Access Person Accounts, but nonetheless, are reportable under Section IV below.

As a further exception, subject to the provisions of Article II(I)7, bona fide error accounts of the Companies and the Affiliates are not Access Person Accounts.

3.	Affiliated Mutual Funds. Registered open-end investment companies or series thereof advised or sub-advised by any of the Companies or their Affiliates.

4.

Associate Portfolio Managers. Access Persons who are engaged in securities research and analysis for designated Clients or are responsible for investment recommendations for designated Clients but who are not principally responsible for investment decisions with respect to any Client accounts.

5.	Clients. Persons that have investment advisory accounts maintained with any of the Companies or Affiliates by any person, other than Access Person Accounts. However, Fund Clients covered by item

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(A4) above are considered Client Accounts only with respect to employees specifically identified by the Compliance Officer as having regular information regarding investment recommendations or decisions or portfolio transactions for such Fund Clients.

6.

Client Accounts. Shall mean accounts of Clients (i) that are Controlled by an Access Person and (ii) in which no Access Person has a substantial proportionate economic interest; provided that, the Client pays a management, advisory or any other similar arms-length fee to the Access Person and the beneficiary of the Client Account is not an Immediate Family member of an Access Person.

7.	Companies. The companies named or described at the top of page one of the Code.

8.	Chief Compliance Officer. The persons designated as the compliance officers of the Companies.

9.	Covered Persons. The Companies, the Access Persons and the persons described in item A(3) and A(4) above.

10.	Fund Clients. Clients that are Affiliated Mutual Funds or a series thereof.

11.

Immediate Family. An Access Person’s spouse and Minor Descendants; provided that, with respect to accounts for the benefit of Minor Descendants who are not also Minor Children, an Access Person Controls such account.

12.

Independent Directors. A director of any of the Companies or Affiliates, other than an investment advisor to a Fund Client, who would not be an “interested person” of any of such entities under Section 2(a)(19) of the Investment Company Act of 1940 but for the fact that he or she serves as such a director and may own beneficially securities of any such entity constituting less than 5% of the voting securities thereof and may be an associated person of or own securities in a broker-dealer or parent company thereof and who does not have any involvement in the day-to-day activities of any of the Companies or Fund Clients.

13.	Minor Children. A child, whether natural or via adoption, of an Access Person, under the age of twenty-one years.

14.	Minor Descendants. Direct descendants of an Access Person, whether natural or via adoption, under the age of twenty-one years.

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15.	Portfolio Managers.Access Persons who are principally responsible for investment decisions with respect to any Client accounts managed by any employee of Keeley Teton.

16.

Security.Any financial instrument treated as a security for investment purposes and any related instrument such as a futures, forward or swap contract entered into with respect to one or more securities, a basket of or an index of securities or components of securities. However, the term security does not include securities issued by the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, or shares of registered open-end investment companies. Shares of affiliated registered open-end investment companies are treated as securities under the Code.

17.

Supervised Person. means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee Keeley-Teton, or other person who provides investment advice on behalf of Keeley-Teton and is subject to the supervision and control of Keeley-Teton. Certain officers may be exempt from being a Supervised Person with pre-approval from the CCO. In this case, these officers will certify quarterly (Appendix G) that they did not affect any transactions for securities that may be purchased by Keeley-Teton clients.

II.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

A.	Basic Restriction on Investing Activities

If a purchase or sale order is pending or under active consideration for any Client Account by any Company or Affiliate, neither the same Security nor any related Security (such as an option, warrant, right, futures contract or convertible security) may be bought or sold for any Access Person Account.

B.	Initial Public Offerings

No Security or related Security may be acquired in an initial public offering for any Access Person Account.

C.	Blackout Period

No Security may be bought or sold for the account of any Portfolio Manager or Associate Portfolio Manager during the period commencing seven (7) calendar days prior to and ending seven (7) calendar days after the purchase

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or sale (or entry of an order for the purchase or sale) of that Security for any Client Account with respect to which such person has been designated a Portfolio Manager or Associate Portfolio Manager, unless the Client Account receives at least as good a price as the account of the Portfolio Manager or Associate Portfolio Manager by the transaction for the account of the Portfolio Manager or Associate Portfolio Manager.

In the event that a Security is bought or sold for the account of any Portfolio Manager or Associate Portfolio Manager within the Blackout Period at a price that is more advantageous than the price of the same Security bought or sold for any Client Account with respect to which such person has been designated a Portfolio Manager or Associate Portfolio Manager, then the price difference advantage of the Portfolio Manager or Associate Portfolio Manager account over the Client Account will be disgorged, except where such price difference advantage is of a de minimis amount, in which case no violation will be deemed to have occurred. For purposes of the Blackout Period, a de minimis amount is defined as a price difference advantage in an amount of $250 or less per security.

D.	Short-term Trading and Affiliated Mutual Funds

No Security or related Security may, within a 30-calendar day holding period be bought and sold or sold and bought at a profit for any Access Person Account if the Security or related Security was held at any time during that period in any Client Account.

No Affiliated Mutual Fund, except the Gabelli U.S. Treasury Money Market Fund and the Gabelli ABC Fund, may be bought and sold within a 30-calendar day holding period (measured on a last-in first-out basis) for a single Access Person Account. The Gabelli U.S. Treasury Money Market Fund shall be exempt from the 30-calendar day holding period. The ABC Fund shall have a 7-calendar day holding period (measured on a last-in first-out basis).

Shares of Affiliated Mutual Funds purchased via automated investments or by reinvestment of dividends or capital gain distributions will not be subject to the calendar holding period.

Gabelli ETF Trust

The Gabelli Exchange Traded Funds are required to be pre-cleared as described in paragraph (I) and are subject to the Blackout Period of paragraph (C) and the Short-term Trading restrictions of paragraph (D) as it pertains to the 30-day holding period in the first paragraph.

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E.	Derivative Securities

Securities that derive their value, at least in part, from an underlying asset (such as options, warrants, rights, swaps and futures contracts) may be bought and sold or sold and bought at a profit unless the underlying asset is subject to the restrictions set forth in paragraphs (A), (C), (D) and (I) or the exemptions set forth in paragraph (H).

However, rights that were received pro rata with other security holders are exempt from the 30-calendar day holding period set forth in paragraph (D).

F.	Spinoffs

Securities that are derived by the creation of an independent company through the sale or distribution of new shares of an existing company or division of a parent company is subject to the restrictions set forth in paragraphs (A), (C), (D) and (I), but exempt from the 30 calendar-day hold requirement set forth in paragraph (D) or the exemptions set forth in paragraph (H).

G.	Exempt Transactions

Participation on an ongoing basis in an issuer’s dividend reinvestment or stock purchase plan, participation in any transaction over which no Access Person had any direct or indirect influence or control and involuntary transactions (such as mergers, inheritances, gifts, etc.) are exempt from the restrictions set forth in paragraphs (A), (C) and (D) above with case by case pre-clearance under paragraph (I) below.

H.	Permitted Exceptions

Purchases and sales of the following Securities for Access Person Accounts are exempt from the restrictions set forth in paragraphs (A), (C) and the first sentence of paragraph (D) above if such purchases and sales comply with the pre-clearance requirements of paragraph (I):

1.	Publicly traded non-convertible fixed income Securities rated at least “A”;

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2.	Publicly traded equity Securities having a market capitalization in excess of $1.0 billion;

3.

Publicly traded equity Securities having a market capitalization in excess of $500 million if the transaction in question and the aggregate amount of such Securities and any related Securities purchased and sold for the Access Person Account in question during the preceding 30 calendar days does not exceed 100 shares;[1]

4.	Municipal Securities; and

5.	Securities transactions that the Compliance Officer concludes are being effected for federal, state or local income tax purposes.

6.	The exercise of rights that were received pro rata with other security holders is exempt.

7.	Securities issued by the United States Government, banker’s acceptances, bank certificates of deposit and commercial paper.

I.	Pre-Clearance of Personal Securities Transactions

No Security may be bought or sold for an Access Person Account unless: (i) the Access Person obtains prior approval from the Chief Compliance Officer or, in the absence of the Compliance Officer, from the President or a designee; via an automated Compliance pre-clearance system (ii) the approved transaction is completed on the same day approval is received; and (iii) the Compliance Officer or the President or designee does not rescind such approval prior to execution of the transaction (See paragraph K as follows for details of the Pre-Clearance Process.)

J.	Private Placements

The Compliance Officer will not approve purchases or sales of Securities that are not publicly traded, unless the Access Person provides full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of such person’s activities on behalf of any Client) and that the Companies would have no foreseeable interest in investing in such Security or any related Security for the account of any Client.

1 Market Capitalization includes all classes of public shares outstanding that are convertible to common shares.

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K.	Pre-Clearance Process

1.

No Securities may be purchased or sold for any Access Person Account unless the particular transaction has been approved in writing by the Compliance Officer or, in his/her absence, the President of Keeley Teton. or his/her designees; generally, via an automated Compliance pre-clearance system, Charles Schwab Compliance Technologies (“CST”) (like the information provided in Exhibit B). The Compliance Officer or a designee shall review reports from the trading desk (or, if applicable, confirmations from brokers) to assure that all transactions effected for Access Person Accounts are effected in compliance with this Code.

2.

After reviewing the proposed trade, the level of potential investment interest on behalf of Clients in the Security in question and the Companies’ restricted lists, the Compliance Officer shall approve (or disapprove) a trading order on behalf of an Access Person as expeditiously as possible. The Compliance Officer will generally approve transactions thru CST as described in paragraph (G) above unless the Security in question or a related security is on the Restricted List or the Compliance Officer believes for any other reason that the Access Person Account should not trade in such Security at such time.

3.

Once an Access Person’s Trading Approval Form is approved, the trade approval is for execution on the same day. If the Access Person’s trading order request is not approved or is not executed on the same day it is approved, the access person must complete a new preclearance request, generally though CST.

4.

The Compliance Officer shall review all Trading Approval Forms, all initial and annual disclosure certifications and the trading activities on behalf of all Client accounts with a view to ensuring that all Covered Persons are complying with the spirit as well as the detailed requirements of this Code

III.	OTHER INVESTMENT-RELATED RESTRICTIONS

A.

Trading securities on the basis of material, nonpublic information or improperly communicating such information to others may expose a person to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years’ imprisonment. The SEC may recover the profits gained, or losses avoided, through insider trading, obtain a penalty of up to three times the illicit windfall, and/or issue an order permanently

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barring any person engaging in insider trading from the securities industry. In addition, investors may soutsideue seeking to recover damages for insider trading violations.

Any such violation constitutes grounds for disciplinary sanctions, including dismissal and/or referral to civil or governmental authorities for possible civil or criminal prosecution.

A copy of Keely Teton’s Insider Trading Policy is attached to this Code as Appendix F.

B.	Gifts

No Access Person shall accept any gift or other item of more than $100 in value from any person or entity that does business with or on behalf of any Client.

C.	Service As a Director

No Access Person shall commence service on the Board of Directors of a publicly traded company or any company in which any Client account has an interest without prior authorization from the Chief Compliance Officer based upon a determination that the Board service would not be inconsistent with the interests of the Clients. The CCO, President of Keeley-Teton and the Chief Executive Officer of Teton Advisors, Inc shall review the request and make a determination.

IV.	REPORTS AND ADDITIONAL COMPLIANCE PROCEDURES

A. For new accounts, a Covered Person must submit the report (through CST) required by this Article to the Compliance Officer no later than 30 days after the end of the calendar quarter in which the transaction or account to which the report relates was effected or established, and the report must contain the date that the report is submitted. Examples of Beneficial ownership are in Exhibit C.

1.	This report must contain the following information with respect to transactions:

a.	The date of the transaction, the title and number of shares and the principal amount of each Security and Affiliated Mutual Fund involved;

b.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

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c.	The price at which the transaction was effected; and

d.	The name of the broker, dealer or bank with or through whom the transaction was effected.

2.	This report must contain the following information with respect to accounts established:

a.	The name of the broker, dealer or bank with whom the account was established; and

b.	The date the account was established.

B.

Any report submitted to comply with the requirements of this Article IV may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Security or Affiliated Mutual Fund to which the report relates. A person need not make any report under this Article IV with respect to transactions effected for, and Securities, and Affiliated Mutual Funds held in, any account over which the person has no direct or indirect influence or control.

C.

No later than 10 days after beginning employment with any of the Companies or Affiliates or otherwise becoming a Covered Person, each Covered Person (except for a “disinterested” director of the Fund Client or an Independent Director who is required to submit reports under this Article IV solely by reason of being such a director) must submit a report (through CST), which must be current as of a date no more than 45 days prior to the date of beginning employment, containing the following information:

1.

The title, number of shares and principal amount of each Security and Affiliated Mutual Fund in which the Covered Person had any direct or indirect beneficial ownership when the person became a Covered Person;

2.

The name of any broker, dealer or bank with whom the Covered Person maintained an account in which any Securities and Affiliated Mutual Fund were held for the direct or indirect benefit of the Covered Person as of the date the person became a Covered Person; and

3.	The date that the report is submitted.

The form of such report is attached as Exhibit D.

D.	Annually each Covered Person must certify through CST that he or she has read and understood the Code and recognizes that he or she is subject to

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such Code. In addition, annually each Covered Person must certify that he or she has disclosed or reported all personal Securities and Affiliated Mutual Fund transactions required to be disclosed or reported under the Code. Furthermore, each Covered Person (except for a “disinterested” director of the Fund Client or an Independent Director who is required to submit reports under this Article IV solely by reason of being such a director) annually must submit a report containing the following information (which information must be current as of a date no more than 45 days before the report is submitted):

1.

The title, number of shares and principal amount of each Security and Affiliated Mutual Fund in which the Covered Person had any direct or indirect beneficial ownership held in an account not previously disclosed;

2.

The name of any broker, dealer or bank with whom the Covered Person maintains an account not previously disclosed in which any Securities and Affiliated Mutual Funds are held for the direct or indirect benefit of the Covered Person

3.	The date that the report is submitted.

The form of such certification and report is attached as Exhibit F.

E.	At least annually (or quarterly in the case of Items 4 and 5 below), the CCO of Keeley Teton shall furnish a written report to the Board of Directors of the Fund Client that:

1.	Describes any issues arising under the Code since the last report.

2.

Certifies that the Companies have developed procedures concerning Covered Persons’ personal trading activities and reporting requirements relevant to such Fund Clients that are reasonably necessary to prevent violations of the Code;

3.	Recommends changes, if any, to the Fund Clients’ or the Companies’ Codes of Ethics or procedures;

4.

Provides a summary of any material or substantive violations of this Code by Covered Persons with respect to such Fund Clients which occurred during the past quarter and the nature of any remedial action taken; and

5.	Describes any material or significant exceptions to any provisions of this Code of Ethics as determined under Article VI below.

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F.

The Compliance Officer shall notify each employee of any of the Companies or Affiliates as to whether such person is considered to be an Access Person or Covered Person and shall notify each other person that is considered to be an Access Person or Covered Person.

V.	SANCTIONS

The Compliance Officer or his or her designee will review all Trading Approval Forms/preclearance requests, all initial, annual disclosure certifications and the trading activities on behalf of all Client Accounts with a view to ensuring that all Covered Persons are complying with the spirit as well as the detailed requirements of the Code.

All material violations of the Code must be reported to Senior Management of Keeley Teton. In addition, if a staff member becomes aware of or suspects a violation of the Code by any other staff member, the violation or suspected violation must be promptly reported to the Chief Compliance Officer or the President of Keeley-Teton. Staff members may make such reports anonymously, and will not be retaliated against by any of the firms for reporting conduct that may constitute a violation of the Code.

Upon discovering that a Covered Person has not complied with the requirements of this Code, the Chief Compliance Officer or the President will advise the Board of Directors of the Keeley Funds which may impose on that person whatever sanctions the Board deems appropriate, including, among other things, disgorgement of profit, censure, suspension or termination of employment. Material violations of requirements of this Code by employees of Covered Persons and any sanctions imposed in connection therewith shall be reported not less frequently than quarterly to the Board of Directors of the Keeley Funds.

The President will ensure that the CCO of Keeley Funds, furnishes a written report to the Board of Directors of each Fund Client, annually or quarterly as required by the Code, containing the information set forth in Section IV(F) of the Code.

VI.	EXCEPTIONS

The CCO of Keeley Teton and/or President of Keeley Teton reserve the right to decide, on a case-by-case basis, exceptions to any provisions under this Code. Any material exceptions made hereunder will be maintained in writing by the Chief Compliance Officer and presented to the Board of Directors of the Keeley Funds.

VII.	PRESERVATION OF DOCUMENTS

This Code, a copy of each report by a Covered Person, any written report made hereunder by the Companies or the Compliance Officer, lists of all persons required

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to make reports, a list of any exceptions, and the reasons therefore, with respect to Article II.B, and any records under Article II.G with respect to purchases pursuant to Article II.H above, shall be preserved with the records of the relevant Company and any relevant Fund Client for the period required by Rule 17j-1.

In accordance with the Investment Advisers Act, the following documents also will be preserved:

A.	Records of all violations of the Code and any action taken as a result of such violation;

B.	Records of all written acknowledgements of receipt of the Code for all Access Persons for a five-year period;

C.	A list of all staff members who are or have been Access Persons during the past five years; and

D.	Records of any decision and supporting reasons for approving the acquisition of securities by Access Persons in limited offerings.

VIII.	OTHER LAWS, RULES AND STATEMENTS OF POLICY

Nothing contained in this Code shall be interpreted as relieving any Covered Person from acting in accordance with the provision of any applicable law, rule or regulation or any other statement of policy or procedure governing the conduct of such person adopted by the Companies, the Affiliates or the Fund Clients.

IX.	FURTHER INFORMATION

If any person has any question with regard to the applicability of the provisions of this Code generally or with regard to any Securities transaction or transactions, he or she should consult the Compliance Officer.

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EXHIBIT A

LIST OF AFFILIATES OF THE COMPANIES

Associated Capital Group, Inc.

Gabelli & Partners GmbH
Gabelli & Partners Italia L.P.
Gabelli & Partners Italia LLC
Gabelli & Partners Italia S.R.L.
Gabelli & Partners Italia Management LLC
Gabelli Arbitrage Holdings LLC
Gabelli Associates Fund
Gabelli Associates Fund II, LP
Gabelli Associates Limited
Gabelli Associates Limited II E

Gabelli Entertainment and Telecommunication Acquisition Corp.

Gabelli Fixed Income, LLC
Gabelli Fund, LDC
Gabelli Global Partners Ltd.
Gabelli Global Partners Master, Ltd.
Gabelli Intermediate Credit Fund LP
Gabelli Intermediate Credit Fund Ltd.
Gabelli International Limited

Gabelli Investment Partners International LLC
Gabelli Japan K.K.
Gabelli Multimedia Partners, L.P.
Gabelli Performance Partnership L.P.

Gabelli Securities International Ltd.
Gabelli Securities International, Ltd (Bermuda)
Gabelli Securities International Limited (U.K.)
Gabelli Trading Holdings LLC

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GAMA Capital Opportunities Ltd.
GAMA Capital Opportunities Master Fund Ltd.
GAMA Capital Partners LP
GAMA Funds LLC
GAMA Funds Holdings GmbH

GAMA Select Energy Plus Master Fund, Ltd.
GAMCO Acquisitions LLC
GAMCO Asset Management (UK) Ltd.
GAMCO International Partners LLC
GAMCO Investors, Inc.
GAMCO Medical Opportunities, L.P.
Gemini Capital Management LLC
Gemini Capital Management Partners, LP
Gemini Global Partners, LP
Greenwich Acquisition LLC
Greenwich PMV Acquisition Corp.

Institutional Services Holdings, LLC
MJG Associates, Inc.
MJG IV Ltd.
Morgan Group Holdings Co.

PMV Consumer Acquisition Corp.
PMV Consumer Acquisition Holding Company LLC

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EXHIBIT B

PRE-CLEARANCE TRADING APPROVAL FORM (Generally completed electronically through CST)

I,                                                                               (name), am an Access Person or authorized officer thereof and seek pre-clearance to engage in the transaction described below for the benefit of myself or another Access Person:

Name of Account:

Account Number:

Date of Request:

Security:

Buy or Sell Request:

Amount or # of Shares:

Broker:

If the transaction involves a Security that is not publicly traded, a description of proposed transaction, source of investment opportunity and any potential conflicts of interest:

I hereby certify that, to the best of my knowledge, the transaction described herein is not prohibited by the Code of Ethics and that the opportunity to engage in the transaction did not arise by virtue of my activities on behalf of any Client.

Signature:                                                                  Print Name:

Approved or Disapproved (Circle One)

Date of Approval:

Signature:                                                                 Print Name:

If approval is granted, this is for the same business day only.

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EXHIBIT C

BENEFICIAL OWNERSHIP

For purposes of the attached Code of Ethics, “beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except the determination of direct or indirect beneficial ownership shall apply to all securities that a Covered Person has or acquires. The term “beneficial ownership” of securities would include not only ownership of securities held be a Covered Person for his or her own benefit, whether in bearer form or registered in his or her name or otherwise, but also ownership of securities held for his or her benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees (including trusts in which he has only a remainder interest), and securities held for his or her account by pledges, securities owned by a partnership in which he is a member if he or she may exercise a controlling influence over the purchase, sale of voting of such securities, and securities owned by any corporation or similar entry in which he or she owns securities if the shareholder is a control-ling shareholder of the entity and has or shares investment control over the entity’s portfolio.

Ordinarily, this term would not include securities held by executors or administrators in estates in which a Covered Person is a legatee or beneficiary unless there is a specified legacy to such person of such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent’s death.

Securities held in the name of another should be considered as beneficially owned by a Covered Person where such person enjoys “financial benefits substantially equivalent to ownership.” The Securities and Exchange Commission has said that, although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children. Absent special circumstances such relationship ordinarily results in such person obtaining financial benefits substantially equivalent to ownership, e.g., application of the income derived from such securities to maintain a common home, or to meet expenses that such person otherwise would meet from other sources, or the ability to exercises a controlling influence over the purchase, sale or voting of such securities.

A Covered Person also may be regarded as the beneficial owner of securities held in the name of another person, if by reason of any contract, understanding, relationship, agreement, or other agreement, he or she obtains therefrom financial benefits substantially equivalent to those of ownership.

A Covered Person also is regarded as the beneficial owner of securities held in the name of a spouse, minor children or other person, even though he or she does not obtain

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therefrom the aforementioned benefits of ownership, if he or she can vest or re-vest title in himself or herself at once or at some future time.

EXHIBIT D

INITIAL HOLDINGS REPORT (Generally submitted through CST)

Report submitted by:

Print Name

This initial holdings report (the “Report”) is submitted pursuant to Section IV (D) of the Code of Ethics of the Companies and supplies information with respect to any Security and Affiliated Mutual Fund in which you, or an Access Person, may be deemed to have, or by reason of such transaction acquire, any direct or indirect beneficial ownership interest, and with respect to accounts established by you, or an Access Person, in which any Securities or Affiliated Mutual Funds were held for your direct or indirect benefit, or the benefit of an Access Person, as of a date not more than 45 days ago.1

Unless the context otherwise requires, all terms used in the Report shall have the same meaning as set forth in the Code of Ethics.

If you have no reportable Securities, Affiliated Mutual Funds, or accounts, sign and return this page only. If you have reportable Securities, Affiliated Mutual Funds, or accounts, complete, sign and return Page 2 and any attachments.

1Every employee is considered an Access Person and is therefore subject to the Firms’ Code of Ethics. Access Person Accounts, which exclude client accounts, include all advisory, brokerage, trust or other accounts or forms of direct beneficial ownership in which one or more Access Persons and/or one or more members of an Access Person’s immediate family have a substantial proportionate economic interest or control. “Immediate family” is defined as your spouse and minor descendants. With respect to accounts for the benefit of minor descendants who are not also minor children, any account that you control. Minor children is any child, whether natural or via adoption, of an Access Person, under the age of twenty-one years. A substantial proportionate economic interest will generally be 25% of the equity in the account in the case of any single Access Person or 25% of the equity in the account in the case of all Access Persons in the aggregate. Interests in investment partnerships and similar indirect means of ownership of underlying securities shall also be treated as Access Person Accounts for purposes of this Code.

I HAVE NO REPORTABLE SECURITIES OR AFFILIATED MUTUAL FUND ACCOUNTS AS OF                     . I CERTIFY THAT I AM FULLY FAMILIAR WITH THE CODE OF ETHICS AND THAT, TO THE BEST OF MY KNOWLEDGE, THE INFORMATION FURNISHED IN THIS REPORT IS TRUE AND CORRECT.

Signature                                                                                                                Date

February 2021	S-19

Position

February 2021	S-20

INITIAL HOLDINGS REPORT (Generally submitted through CST)

Report submitted by:
Print Name

The following tables supply the information required by Section IV (D) of the Code of Ethics as of the date you became subject to the Code. Include all holdings of Affiliated Mutual Funds and attach your most recent statement(s).

Acknowledgement of the firms’ Privacy Policy and consent for the firm(s) to receive trading information via electronic feed, duplicate statements and/or trade confirmations will be deemed to have been given for all approved accounts.2

SECURITIES HOLDINGS
Securities (Name and Symbol)	Quantity of Securities	Name of Broker/Dealer Where Securities Are Held	Nature of Ownership of Securities

ACCOUNTS
Name of Broker, Dealer or Bank	Account Number

Managed Accounts:

When the personal account of an access person is managed by a third party, or in the case of a trust where an access person is the grantor or beneficiary that provides a trustee with management authority over the trust, the access person should not, in any way, directly or indirectly have influence or control over the personal account/trust.

Please certify to one of the following:

☐	I do NOT have any accounts managed by a third party or trustee.[3]
☐

I do have account(s) managed by a third party or trustee and I do NOT have trade or investment discretion over the account(s). I did not direct, suggest or consult a third party or trustee to make any purchases or sales of securities in the account(s) or trust during the previous calendar quarter.[3]

☐	I do have account(s) managed by a third party or trustee and I have investment and/or trade discretion over at least one of the accounts or trusts and did direct,

February 2021	S-21

suggest or consult the manager to make purchases or sales of securities in the account(s) or trust(s) during the previous calendar quarter.3

3Any outside account of an Access Person that is managed by a third party, or in the case of a trust where an access person is the grantor or beneficiary that provides a trustee with management authority over the trust, the access person should not, in any way, directly or indirectly have influence or control over the personal account/trust.

A hedge fund would be considered an account managed by a third party if it is managed as a separate account, but would not be a separate account if you are a limited partner. An investment in a mutual fund managed by a third party would not be a separate account because it is not solely for your benefit.

If you have an account or trust that was not previously disclosed, please list the details in the “New Accounts Established” section above and contact the Legal/Compliance department immediately.

I CERTIFY THAT I AM FULLY FAMILIAR WITH THE CODE OF ETHICS AND THAT, TO THE BEST OF MY KNOWLEDGE, THE INFORMATION IN THIS REPORT IS TRUE AND CORRECT AS OF                                    .

Signature	Date

Position

February 2021	S-22

EXHIBIT E

ANNUAL CERTIFICATION OF CODE OF ETHICS (Generally submitted through CST)

A.

I (a Covered Person) hereby certify that I have read and understand the Code of Ethics, and recognize that I am subject to and I am in Compliance with its provisions. In addition, I hereby certify that I have disclosed or reported all personal transactions and brokerage accounts in Securities and Affiliated Mutual Funds required to be disclosed or reported under the Code of Ethics. I also agree to cooperate fully with any investigations or inquiry as to whether a possible violation of the Code has occurred. Within the last ten years there have been no complaints or disciplinary actions filed against me by any regulated securities or commodities exchange, any self-regulatory securities or commodities organization, any attorney general, or any governmental office or agency regulating insurance, securities, commodities or financial transactions in the United States, in any state of the United States, or in any other country;

B.

I have not within the last ten years been convicted of or acknowledged commission of any felony or misdemeanor arising out of my conduct as an employee, salesperson, officer, director, insurance agent, broker, dealer, underwriter, investment manager or investment advisor; and

C.

I have not been denied permission or otherwise enjoined by order, judgment or decree of any court of competent jurisdiction, regulated securities or commodities exchange, self-regulatory securities or commodities organization or other federal or state regulatory authority from acting as an investment advisor, securities or commodities broker or dealer, commodity pool operator or trading advisor or as an affiliated person or employee of any investment company, bank, insurance company or commodity broker, dealer, pool operator or trading advisor, or from engaging in or continuing any conduct or practice in connection with any such activity or the purchase or sale of any security.

Print Name:

Signature:

Date:

February 2021	S-23

Appendix F

INSIDER TRADING POLICY

Keeley-Teton prohibits any officer, director, employee or associate of Keeley-Teton or any person working under a separate agreement, from trading, either personally or on behalf of others, on the basis of (i.e., while aware) material, nonpublic information. This prohibition extends to the communication of material, non-public information to others.

This policy must be read and retained by every officer, director, employee and associate of Keeley, its subsidiaries and affiliates. The law of insider trading is unsettled; an individual legitimately may be uncertain about the application of the policy in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. You should direct any questions relating to this policy to the President/COO or his or her delegate, who shall be responsible for monitoring and enforcing this Insider Trading Policy. You also must notify the President/COO or his or her delegate immediately if you have any reason to believe that a violation of this policy has occurred or is about to occur. Insider Trading is a term that is used to refer to the trading of securities on the basis of material, non-public information (regardless of whether one is an “insider”) or communicating the information to others.

Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or information that is reasonably certain to have a substantial effect on the price of a company’s securities, regardless of whether the information is related directly to their business. The disclosure of omitted facts would have been viewed by a reasonable investor as having significantly altered the total mix of information available is also considered material.    Material information may include, but is not limited to, dividend changes, earning results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

However, material information does not have to relate to a company’s business. Material information may relate to the market for a company’s securities such as information about a prospective tender offer, a merger or acquisition, a prospective block trade, a prospective private placement or public offering, an impending stock dividend or stock split or a proposed recapitalization. This may also include communication to others of prepublication information.

Non-Public Information is defined as information that has not been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones News Service or the Wall Street Journal or other such publications of general circulation. One must be able to point to some tangible fact to show that the information is generally public. Information obtained by word-of-mouth or through rumors would not necessarily be public. Information that is known only inside

February 2021	S-24

a company or to a limited number of outsiders, such as accountants, bankers, financial advisers or attorneys is not public.

Special care should be given to contacts with public companies as part of research efforts. Keeley-Teton may make investment decisions on the basis of the firm’s conclusions formed through such contacts and analysis of publicly available information. However, in the course of compiling this information, should an officer, director, employee or associate of Keeley-Teton or its affiliates become aware of material non-public information such person should immediately contact Keeley-Teton’ President or his or her delegate. This could happen, for example, if a company’s CFO prematurely discloses quarterly results to an analyst or an investor relations representative makes a selective disclosure of news to a handful of investors. To protect yourself, your clients and Keeley, you should contact the President/COO or his or her delegate immediately if you believe that you are aware of material, non-public information.

Identifying inside information. In order to be “inside information,” information must not only be material and non-public, it must be information about a security or issuer that was (i) acquired in violation of a duty to keep the information confidential, or (ii) misappropriated. For example, if an officer of an issuer breaches his or her duty to the issuer and conveys information that should have been kept confidential, that information is “inside information,” even if you learn it third- or fourth-hand. In contrast, a conclusion drawn by a securities analyst from publicly-available information is not inside information, even if the analyst’s conclusion is both material and non-public.

Deciding whether information that is material and non-public is “inside” information is often difficult. For that reason, Keeley-Teton’s policies are triggered once you become aware of material, non-public information, whether or not the information is “inside” information that will result in trading restriction.

Trading restrictions. Before executing any trade for yourself or others, including investment companies or private accounts managed by Keeley-Teton, if you think you are aware of material, non-public information, you should take the following steps:

i.	Report the information and proposed trade immediately to the President/COO or his or her delegate.

ii.

Do not purchase or sell the securities on behalf of yourself or others, including the private accounts managed by Keeley-Teton until the President/COO has made a determination as to the need for trading restrictions.

iii.	Do not communicate the information inside or outside Keeley-Teton (other than to the President/COO or his or her delegate).

iv.

After the President/COO or his or her delegate has reviewed the issue, the President/COO will determine whether the information is material and non-public and, if so, whether any trading restrictions apply and what action, if any, Keeley-Teton should take.

February 2021	S-25

You should consult with the President/COO or his or her delegate before taking any action. This degree of caution will protect you, our clients and Keeley-Teton.

Tender offers. Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule that expressly forbids trading and “tipping” on the basis of material, non-public information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Keeley-Teton’s employees and others subject to this policy should exercise particular caution any time they become aware of non-public information relating to a tender offer.

Procedures. The following procedures have been established to aid the members, officers and employees of Keeley-Teton in avoiding insider trading, and to aid Keeley-Teton in preventing, detecting and imposing sanctions against insider trading. Every member, officer and employee of Keeley-Teton must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the President/COO or his or her delegate.

(a)	Personal Securities Transactions: All personal securities transactions are subject to the Code of Ethics.

(b)

High-Risk Trading Activities: Certain high-risk trading activities, if used in the management of a member, officer or employee’s personal trading portfolio, are risky not only because of the nature of the securities transactions themselves, but also because of the potential that action necessary to close out the transactions may become prohibited during the duration of the transaction. Examples of such activities include short sales of common stock and trading in derivative instruments such as option contracts to purchase (“call”) or sell (“put”) securities at certain predetermined prices. Members, officers and employees should understand that short sales and trading in derivative instruments involve special risks – derivative instruments, for example, ordinarily have greater price volatility than the underlying security. The fulfillment of the obligations owed by each member, officer and employee to Keeley-Teton may heighten those risks. For example, if Keeley-Teton becomes aware of material, non-public information about the issuer of the underlying securities, Keeley personnel may find themselves “frozen” in a position in a derivative security. Keeley will not bear any losses resulting in personal accounts through the implementation of this policy.

(c)

Restrictions on disclosures (“Chinese Walls”): Members, officers and employees shall not disclose any non-public information (whether or not it is material) relating to Keeley-Teton or its securities transactions to any person outside Keeley (unless such disclosure has been authorized).

(d)	Do not communicate: Material, non-public information may not be communicated to anyone, including persons within Keeley-Teton. Conversations containing such

February 2021	S-26

information, if appropriate at all, should be conducted in private (for example, not by cellular telephone, to avoid potential interception).

(e)

Security: Material, non-public information must be secured. For example, access to files containing material, non-public information and computer files containing such information should be restricted, including by maintenance of such materials in locker cabinets, or through the use of passwords or other security devices for electronic data.

February 2021	S-27

Exhibit G

KEELEY FUNDS, INC.

Quarterly Compliance Certification

(for the quarter ended:                                )

WHEREAS, I serve as a portfolio manager or may have access to information of Keeley-Teton Advisors, LLC (“Keeley-Teton”), investment adviser to Keeley Funds, Inc. (the “Company”), and am an “interested person” (as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended) of the Company; and

WHEREAS, I am considered an “Access Person” as defined in the Code of Ethics of the Company (the “Code”) and is therefore subject to the Code; and

WHEREAS, I also considered an access person of Teton Advisors Inc, an registered investment advisor {“Teton”); and

WHEREAS, there exists an appearance of a conflict of interest between my positions with Teton and Keeley-Teton;

THEREFORE, I hereby certify that no transactions for any account at Teton over which he had influence, control or investment discretion were made in any security that {Name} knew, or had reason to believe, was being purchased or sold, or considered for purchase or sale, by Keeley-Teton or the Company.

February 2021	S-28